SWIFT TRANSPORTATION CO., INC. COMPLETES
            THE ACQUISITION OF CERTAIN ASSETS OF DIRECT TRANSIT, INC.
                      AND THE PURCHASE OF REVENUE EQUIPMENT



Phoenix,  AZ - April 11, 1997 -- Swift  Transportation  Co.,  Inc.  (NASDAQ-NMS:
SWFT) announced that it has completed its acquisition of certain assets of Direct Transit, Inc. ("DTI"), a Debtor- In- Possession in United States Bankruptcy Court. On January 10, 1997, the Company signed a letter of intent to acquire certain assets of DTI. DTI is a dry van carrier based in North Sioux City, South Dakota and operates predominantly in the eastern two-thirds of the United States. Swift acquired inventory, furniture and office equipment, computer equipment and miscellaneous assets from DTI for $3 million. Also, Swift paid $1 million to the principal shareholder of DTI in exchange for a covenant not to compete. Separately, Swift acquired 565 tractors and 1,622 trailers from various lessors. Certain of the revenue equipment was purchased for $28 million and new lease agreements were finalized on $11 million of revenue equipment. The purchase price was reduced from the previously disclosed price of $54 million primarily due to a reduction in the amount of revenue equipment acquired.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift is the fourth largest publicly-held national truckload carrier in the United States with regional operations throughout the continental United States.





                Contact: Jerry Moyes, President, or Bill Riley,
                     CFO of Swift Transportation Co., Inc.
                                 (602) 269-9700